May 15, 2018: 05:00 PM EST

Air Industries Group Announces Solid 2018 First Quarter Results as Management Continues to Drive Revenue while Focusing on Profitability.

Hauppauge, NY -- (Globe Newswire) – May 15, 2018 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, in conjunction with the filing of its March 30, 2018 Form 10Q with the Securities and Exchange Commission (“SEC”), announces today, its Fiscal 2018 First Quarter results.

The First Quarter of 2018 Adjusted EBITDA was slightly positive and exceeded the Company’s guidance previously issued on April 19, 2018. The solid financial results reflect managements’ ability to meet customer demands while focusing on profitability.

Sale of Welding Metallurgy Inc.

As announced on March 21, 2018, the Company has entered into a definitive sale agreement (subject to conditions) to sell Welding Metallurgy Inc. (“WMI”) As such, the results of WMI are excluded from continuing operations and are reported as discontinued operations. Management continues to anticipate closing this transaction by the end of the 2nd Quarter.

First Quarter Fiscal 2018 Highlights From Continuing Operations

•	Consolidated net sales were $12.24 million in the First Quarter of 2018 and were similar to prior year’s comparative results of $12.26 million (excluding sales related to AMK which was sold in the First Quarter of 2017). This reflects an increase in sales at Complex Machining offset slightly by a decrease at Sterling.

•	Consolidated gross profit from operations was $2.0 million which represents a decrease of $0.52 million as compared to First Quarter of fiscal 2018. This decrease was primarily the result of a difference in the product mix of sales from Complex Machining partially offset by cost reduction and productivity initiatives that were successfully completed. The Company’s cost reductions will continue throughout Fiscal 2017.

•	Operating expenses were $2.62 million or a slight increase compared to $2.46 million achieved in fiscal 2017 First Quarter.

•	Adjusted EBITDA from continuing operating operations was $0.236 million reflecting the successful steps the Company has taken on its path to profitability. Adjusted EBITDA is a non-GAAP financial measure which is reconciled to the most directly comparable GAAP financial measure.

•	Funded Backlog was $101 million.

•	Liquidity continues to improve as Management diligently manages working capital in order to execute on Backlog and focus on profitability.

New management remains focused on meeting customer needs and profitability and continues to believe in continuing quarterly improvements in Adjusted EBITDA through fiscal 2018. Mr. Lou Melluzzo, CEO of Air Industries said, “We continue to execute on our existing Backlog, managing working capital, increasing our inventory turnover, improving operating efficiencies, reducing costs, and delivering for our customers.”

Investor Conference Call

Management will host a conference call on Wednesday, May 16th at 4:30PM EST.

Conference Toll-Free Number – 1-866-564-7431

Conference ID – 788 3973

Passcode – 948 743

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Reconciliation of GAAP to Adjusted EBITDA:

	Three Months Ended March 31,
	2018	2017
Net Loss	$(1,468,000)	$(1,154,000)
Gain on Sale of Subsidiary	—	(451,000)
Loss from Discontnued Operations	92,000	—
Adjusted Loss	(1,376,000)	(1,605,000)
Interest Expense	777,000	893,000
Depreciation of property and equipment	722,000	728,000
Amortization of intangible assets	38,000	304,000
Income Taxes paid	2,000	—
Non-cash compensation expense	83,000	(73,000)
Deferred gain on sale of real estate	(10,000)	(10,000)
Adjusted Ebitda	$236,000	$237,000

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com